Exhibit 5.1

910 LOUISIANA	AUSTIN	NEW YORK
HOUSTON, TEXAS	BRUSSELS	PALO ALTO
77002-4995	DALLAS	RIYADH
	DUBAI	SAN FRANCISCO
TEL +1 713.229.1234	HOUSTON	SINGAPORE
FAX +1 713.229.1522	LONDON	WASHINGTON
BakerBotts.com

June 29, 2023

Southern Indiana Gas and Electric Company

211 NW Riverside Drive

Evansville, Indiana 47708

SIGECO Securitization I, LLC

211 NW Riverside Drive, Suite 800-04

Evansville, Indiana 47708

Ladies and Gentlemen:

We have acted as counsel for SIGECO Securitization I, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of the Registration Statement on Form SF-1 (Registration Nos. 333-270851 and 333-270851-01; the “Registration Statement”) filed by the Company and Southern Indiana Gas and Electric Company (“SIGECO”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on March 24, 2023, relating to the offering and issuance by the Company of up to $341,450,000 in aggregate principal amount of its Series 2023-A Senior Secured Securitization Bonds (the “Bonds”) and in connection with the matters set forth herein. Capitalized terms used in this letter and not defined herein have the meanings given to such terms in the Prospectus dated June 21, 2023 and filed by the Company with the Commission on June 23, 2023 (the “Prospectus”). At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K of even date herewith (the “Form 8-K”).

In our capacity as your counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including:

(a) The Certificate of Formation of the Company, dated as of February 16, 2023, (the “Certificate”) as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 16, 2023, attached as an exhibit to the Registration Statement;

(b) The Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”), effective as of June 29, 2023;

(c) The Registration Statement;

Southern Indiana Gas and Electric Company SIGECO Securitization I, LLC	- 2 -	June 29, 2023

(d) The Indenture, dated as of June 29, 2023, by and among the Company, U.S. Bank Trust Company, National Association, a national banking association, as indenture trustee (the “Trustee”), and U.S. Bank National Association, as securities intermediary, as supplemented by the Series Supplement (as so supplemented, the “Indenture”) entered into between the Company and the Trustee as of June 29, 2023, pursuant to which the Bonds are issued; and

(e) A Certificate of Good Standing for the Company, dated June 28, 2023 obtained from the Secretary of State.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties thereto, other than the Company and SIGECO, had or will have the power, limited liability company or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, limited liability company or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of managers, officers and other representatives of the Company, SIGECO and others. We have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

For the purposes of this opinion, we have further assumed that the LLC Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, dissolution and termination of, the Company, and that the LLC Agreement and the Certificate are in full force and effect and have not been amended, and no amendment of the LLC Agreement or the Certificate is pending or has been proposed.

Based on and subject to the foregoing, we are of the opinion that:

1. The Company has been duly formed and is validly existing and in good standing as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware LLC Act”).

Southern Indiana Gas and Electric Company SIGECO Securitization I, LLC	- 3 -	June 29, 2023

2. Under the Delaware LLC Act and the LLC Agreement, the Company has all necessary limited liability company power and authority to execute and deliver the Indenture and to issue the Bonds, and to perform its obligations under the Indenture and the Bonds.

3. Under the Delaware LLC Act and the LLC Agreement, the execution and delivery by the Company of the Indenture and the Bonds, and the performance by the Company of its obligations under the Indenture and the Bonds, have been duly authorized by all necessary limited liability company action on the part of the Company.

4. When duly executed, authenticated and issued in accordance with the Indenture and delivered against payment of the purchase price provided for in the Underwriting Agreement, and upon satisfaction or waiver of all other conditions contained in the Indenture and the Underwriting Agreement, the Bonds will constitute valid and binding obligations of the Company and will be enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

The opinions set forth above in this opinion letter are limited in all respects to matters of the Delaware LLC Act, applicable federal law and the contract law of the State of New York. We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.